Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement of Immatics N.V. on Form F-1, of our report dated March 6, 2020 (which includes an explanatory paragraph relating to ARYA Sciences Acquisition Corp.’s ability to continue as a going concern), relating to the balance sheets of ARYA Sciences Acquisitions Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) through December 31, 2018, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
July 31, 2020